The Ensign Group, Inc. Announces Directorship Changes

SAN JUAN CAPISTRANO, California, October 25, 2021 – The Ensign Group, Inc. (Nasdaq: ENSG or “Ensign”), the parent company of the EnsignTM group of companies, which invest in and provide skilled nursing and senior living services, physical, occupational and speech therapies and other rehabilitative and healthcare services, announced today that Mr. Roy Christensen has decided to retire as a director effective December 31, 2021. The Company also announced that the Board of Directors (the “Board”), appointed Suzanne D. Snapper, currently serving as the Company’s chief financial officer and executive vice president, to fill the vacancy created by Mr. Christensen’s retirement.
Mr. Christensen has been a member of the Board since the Company was formed, serving as chairman of the board from 1999 until May 2019 when he became chairman emeritus and director. Mr. Christensen will continue his service as a director on the Board until his resignation is effective on December 31, 2021, after which he will no longer be a voting member of the Board. Mr. Christensen will retain his title as chairman emeritus, where he will continue to provide certain consulting services to the Board and the management team.

“We are beyond grateful to Roy for his leadership and wisdom that we have enjoyed, and will continue to enjoy as he serves in this new advisory role as chairman emeritus. We look forward to continuing to benefit from his vision and experience, which continue to be a source of inspiration to the entire organization,” said Christopher R. Christensen, Ensign’s Executive Chairman.

Commenting on Ms. Snapper’s appointment to the Board, Mr. Christopher Christensen added, “Suzanne’s influence on this organization has and continues to be an integral part of our success, and by appointing her to fill Roy’s vacancy, the Board is simply recognizing what most already know, which is that Suzanne is a financial and operational resource and leadership partner that makes the organization better every day. Her qualifications are unparalleled in post-acute care and beyond, and the Board is grateful and excited to benefit from her knowledge, experience and background.”

Ms. Snapper was also appointed to serve on the Quality and Assurance Committee with Ms. Ann Blouin (chair), Ms. Swati Abbott, Mr. Barry Smith and Mr. Barry Port. Ms. Snapper’s appointment will be effective until the next annual shareholder meeting to be held in 2022 where it is anticipated that the Board will nominate her for election to serve as a Class I director with an initial term ending in 2023. As a member of the management team, Ms. Snapper will not be considered an “independent” director under NASDAQ corporate governance rules. Therefore, on the effective date of Ms. Snapper’s appointment, the Board will consist of eight members, five of which are independent directors and 3 of which are non-independent directors.

About Ensign™

The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and senior living services, physical, occupational and speech therapies and other rehabilitative and healthcare services at 245 healthcare facilities, in Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, South Carolina, Texas, Utah, Washington and Wisconsin. More information about Ensign is available at http://www.ensigngroup.net.

Contact Information
Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net.
SOURCE: The Ensign Group, Inc.